MuniYield New Jersey Fund, Inc.

File No. 811-6570

Item No. 77M (Mergers) -- Attachment

During the fiscal annual period ending November 30, 2000, MuniYield New Jersey Fund, Inc. (the "Registrant") acquired substantially all of the assets and assumed substantially all of the liabilities of MuniVest New Jersey
Fund, Inc. ("MuniVest"), File No. 811-7574.

At meetings of the Boards of Directors of the Registrant and MuniVest, the Boards of Directors of each of the funds approved an Agreement and Plan of Reorganization (the
"Reorganization"). The Reorganization referred collectively to (i) the acquisition of substantially all of the assets and the assumption of substantially all of the liabilities of MuniVest by the Registrant, (ii) the subsequent distribution of the Registrant's Common Stock to the holders of MuniVest Common Stock, (iii) the subsequent distribution of the Registrant's Series B
Auction Market Preferred Stock ("AMPS") to the holders of MuniVest AMPS, and (iv) the subsequent deregistration and dissolution of MuniVest.

On October 5, 1999, in connection with the Reorganization, the Registrant filed a Registration Statement on Form N-14
(File Nos. 333-88483 and 811-6570; the "N-14 Registration
Statement"). The N-14 Registration Statement contained the proxy materials soliciting the approval of the Agreement and Plan of Reorganization by the shareholders of MuniVest.
Pre-Effective Amendment No. 1 to the N-14 Registration
Statement was filed on November 8, 1999, and the N-14
Registration Statement as so amended was declared effective by the Commission on March 15, 2000.

The shareholders of the Registrant and MuniVest approved the Reorganization at a special meeting of shareholders held for that purpose. On Feb 4, 2000, the "Reorganization
Date," pursuant to the Agreement and Plan of Reorganization, MuniVest transferred securities and cash valued at $103,307,129.53 to the Registrant and received in exchange 5,081,330 shares of the Registrant's Common
Stock and 1,500 shares of the Registrant's Series B AMPS with an aggregate liquidation preference of $25,000, and distributed these shares to its shareholders as provided in the Agreement and Plan of Reorganization.

An application for deregistration on Form N-8F was filed by MuniVest on May 12, 2000 with the Securities and Exchange Commission. MuniVest ceased to be an investment company on June 21, 2000.